Exhibit 99.1

FOR:	AMREP Corporation 850 West Chester Pike, Suite 205 Havertown, PA 19083

CONTACT:	Adrienne M. Uleau Vice President, Finance and Accounting (610) 487-0907

AMREP REPORTS SECOND QUARTER FISCAL 2022 RESULTS

Havertown, Pennsylvania, December 8, 2021 – AMREP Corporation (NYSE:AXR) today reported net income of $3,326,000, or $0.45 per diluted share, for its 2022 fiscal second quarter ended October 31, 2021 compared to net income of $798,000, or $0.10 per diluted share, for the same period of the prior year. For the first six months of 2022, AMREP had net income of $4,963,000, or $0.67 per diluted share, compared to net income of $1,391,000, or $0.17 per diluted share, for the same period of 2021. Revenues were $16,236,000 and $26,743,000 for the second quarter and first six months of 2022 and $9,256,000 and $13,462,000 for the second quarter and first six months of 2021.

More information about the Company’s financial performance may be found in AMREP Corporation’s financial statements on Form 10-Q which have today been filed with the Securities and Exchange Commission and will be available on AMREP’s website (www.amrepcorp.com/sec-filings/).

AMREP Corporation, through its subsidiaries, is a major holder of land, leading developer of real estate and award-winning homebuilder in New Mexico.

FINANCIAL HIGHLIGHTS

	Three Months Ended October 31,
	2021	2020
Revenues	$16,236,000	$9,256,000
Net income (loss)	$3,326,000	$798,000
Income (loss) per share – basic	$0.45	$0.10
Income (loss) per share – diluted	$0.45	$0.10
Weighted average number of common shares outstanding – basic	7,361,000	8,122,000
Weighted average number of common shares outstanding – diluted	7,383,000	8,152,000

	Six Months Ended October 31,
	2021	2020
Revenues	$26,743,000	$13,462,000
Net income (loss)	$4,963,000	$1,391,000
Income (loss) per share – basic	$0.67	$0.17
Income (loss) per share – diluted	$0.67	$0.17
Weighted average number of common shares outstanding – basic	7,354,000	8,136,000
Weighted average number of common shares outstanding – diluted	7,378,000	8,168,000